EXHIBIT 8.1
May 23, 2007
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Nissan Master Owner Trust Receivables c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
BellSouth Tower
10th Floor, B-10-C
333 Commerce Street
Nashville, TN 37201-1800

Re:	Nissan Master Owner Trust Receivables
Series 2007-A Notes
Registration Statement on Form S-3
Registration No. 333-139682
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Wholesale Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-139682, together with the exhibits and amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder, for the registration under the Act of $1,000,000,000 aggregate principal amount of asset backed notes (the “Notes”) to be issued by Nissan Master Owner Trust Receivables, a Delaware statutory trust (the “Issuing Entity”), pursuant to an indenture (the “Master Indenture”) between the Issuing Entity and JPMorgan Chase Bank, National Association, as indenture trustee (“JPMC”), and a supplement to the Master Indenture (the “Indenture Supplement”, and, together with the Master Indenture, the “Indenture”), between the Issuing Entity and The Bank of New York (as successor-in-interest to the corporation trust business of JPMC), as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition herein have the meanings set forth in the Registration Statement.
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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
May 23, 2007

     We hereby confirm that the statements set forth in the Base Prospectus and the Prospectus Supplement forming part of the Registration Statement under the headings “Summary of Terms — Tax Status” and “Material Federal Income Tax Consequences,” in each such document, to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects.
     The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special counsel for NWRC II, NMAC and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by Indenture, the Trust Agreement or the Transfer and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,
/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

NMOTR 2007 - A Form 8K Tax Opinion